EXHIBIT (e)(2)

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of this 14th day of August, 2008 between Forward Funds, a Delaware statutory trust, solely on behalf of each of the series or portfolios ("Portfolios") set forth in Schedule A (the "Fund"), and SEI Investments Distribution Co. (the "Distributor"), a Pennsylvania corporation.

         WHEREAS, the Fund is registered as an investment company with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Fund and Distributor hereby agree as follows:

ARTICLE 1. Sale of Shares; Services. The Fund hereby appoints the Distributor as its agent and the Distributor accepts such appointment to sell units (the "Shares") of the Portfolios of the Fund at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the Financial Industry Regulatory Authority ("FINRA") and the laws governing the sale of securities in the various states ("Blue Sky Laws"). Notwithstanding the foregoing, (i) the Fund reserves the right to issue or sell Shares of any Portfolio directly to the public at any time and (ii) the Fund may terminate, suspend or withdraw the offering of Shares of any Portfolio whenever, in its sole discretion, it deems such action to be desirable. Without limiting the foregoing, the Distributor shall perform or supervise the performance by others of the distribution and marketing services set forth in Schedule B, attached hereto and incorporated herein. The Distributor shall reasonably cooperate with the Chief Compliance Officer of the Fund with respect to requests for information and other assistance regarding the obligations of the Fund and the Portfolios in respect of Rule 38a-1 under the 1940 Act.

ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Fund; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares. Throughout the term of this Agreement, the Distributor shall maintain such licenses and registrations as are necessary to permit it and its representatives and agents to provide the services hereunder.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Fund filed with the SEC or contained in Shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations; and provided further, that the Fund has previously approved such material.

ARTICLE 4. Registration of Shares. The Fund agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Fund shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers

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which the  Distributor  may  reasonably  request for use in connection  with the distribution of Shares of the Fund. The Distributor shall not offer any Shares for sale under this Agreement following receipt of written notice from the Fund that (i) the Fund's registration statement as to such Shares or any necessary amendments thereto has been suspended under any of the provisions of the 1933 Act, or (ii) there is no current prospectus for such Shares on file with the SEC. In the event the Distributor ceases to offer Shares for sale hereunder as a result of the foregoing sentence, the Distributor shall not resume offering any Shares for sale hereunder unless and until the Fund remedies such deficiency and provides written evidence of the same to the Distributor.

ARTICLE 5. Compensation.  As compensation for providing the services under this
Agreement:

     (a)  The Distributor shall receive from the Fund:

          (1) all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in each distribution and/or shareholder services plan applicable to the appropriate class of shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the board of trustees of the Fund may impose;

          (2) all front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Fund's Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Fund upon receipt of the proceeds and retain the applicable sales charge; and

          (3) all contingent deferred sales charges applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Fund's Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

     (b) The Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Fund to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

     (c) Unless otherwise agreed to by the parties in writing, the Distributor shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus(es) and statement(s) of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the prospectus(es), statement(s) of additional information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Fund, and (c) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale.

ARTICLE 6. Indemnification of Distributor. The Fund agrees to indemnify and hold harmless the Distributor and each of its directors, employees, affiliates and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), based upon the ground that the registration statement, prospectus, Shareholder reports or other information made available to Distributor or filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

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         In no case is the  indemnity  of the Fund to be deemed to  protect  the
Distributor against any liability to the Fund or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or action with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund is asked to indemnify or hold the Distributor harmless, the Distributor shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Distributor will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

         The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Distributor, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Distributor shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Distributor for the fees and expenses of any counsel retained by the Distributor.

         The provisions of this Article 6 shall survive the termination of this Agreement.

ARTICLE 7. Indemnification of the Fund. The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its trustees and officers and each person, if any, who controls the Fund within the meaning of
Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, Shareholder reports or other information made available to Distributor or filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

         In no case is the indemnity of the Distributor in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or action with respect to which indemnification hereunder may ultimately be merited. If in any case the Distributor is asked to indemnify or hold the Fund harmless, the Fund shall promptly advise the Distributor of the pertinent facts concerning the situation in question, and the Fund will use all reasonable care to identify and notify the Distributor promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

         The Distributor shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Distributor elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the Fund, whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Fund shall bear the fees and expenses of any additional counsel retained by it. If the Distributor does not elect to assume the

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defense of a suit,  it will  reimburse the Fund for the fees and expenses of any counsel retained by the Fund.

         The provisions of this Article 7 shall survive the termination of this Agreement.

ARTICLE 8. Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential, special or indirect damages (including, without limitation, lost profits, diminution in business reputation) for any act or failure to act under any provision of this Agreement.

ARTICLE 9. Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for two year(s) from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the trustees of the Fund, or the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of those trustees of the Fund who are not parties to this Agreement or the Fund's distribution plan or interested persons of any such party ("Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund upon not less than sixty days prior written notice to the other party.

ARTICLE 10. Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Fund shall be sent to the attention of: President, Forward Funds, 433 California Street, 11th Floor, San Francisco, CA 94104.

ARTICLE 11. Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

ARTICLE 12. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

ARTICLE 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 14. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 15. Counterparts. This Agreement may be executed in two or more counterparts, all of which

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shall  constitute one and the same instrument.  Each such  counterpart  shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 17. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

ARTICLE 18. Confidential Information.

     (a) The Distributor and the Fund (in such capacity, the "Receiving Party") acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Fund (in such capacity, the "Disclosing Party") in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party's Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party's Confidential
Information,   and  (b)  shall  not  use  the  Disclosing  Party's  Confidential
Information, or authorize other Persons to use the Disclosing Party's Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, "reasonable steps" means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

     (b) The term "Confidential Information," as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

     (c) The provisions of this Article 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential
Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential

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Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon
learning   thereof  in  order  to  afford  the  Disclosing  Party  a  reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

     (d) The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party's obligations of confidentiality and non-use under this
Article 18, and shall be responsible for ensuring compliance by its and its affiliates' employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party's Confidential Information, other than the Receiving Party's accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 18. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party's Confidential Information by such Persons.

     (e) Upon the Disclosing Party's written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party's Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of Fund that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 18 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 19. Use of Name.


     (a) The Fund shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by the SEC, FINRA, or any state securities authority.

     (b) Neither the Distributor nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC, FINRA, or any state securities authority.

ARTICLE 20. Insurance. The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Fund hereunder. The Distributor shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Fund's rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Fund of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Fund's rights hereunder.

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ARTICLE  21.  Anti-Money  Laundering.  The  Distributor  agrees to  maintain  an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act") and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following the request from the Fund, the Distributor will supply the Fund with copies of the Distributor's anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

ARTICLE 22. Limitation of Liability. The Distributor agrees that the obligations assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund. Nor shall the Distributor seek satisfaction of any such obligation from the Trustees, officers or any individual Trustee or officer of the Fund. The Distributor understands that the rights and obligations of each Portfolio of the Fund under the Fund's Declaration of Trust are separate and distinct from those of any and all other Portfolios.

Any obligations of the Fund entered into in the name or on behalf thereof by any of the Trustees or officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers, shareholders, or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any Portfolio of Shares of the Fund must look solely to the Fund property belonging to such Portfolio for the enforcement of any claims against the Fund.

         IN WITNESS WHEREOF, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.


FORWARD FUNDS                         SEI INVESTMENTS DISTRIBUTION CO.

By: /s/ J. Alan Reid Jr.              By: /s/ Maxine J. Chou
-------------------------------       ----------------------------------------
Name:   J. Alan Reid, Jr.             Name:   Maxine J. Chou
Title:  President                     Title:  Chief Financial Officer




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


                                   SCHEDULE A
                                SERIES/PORTFOLIOS

Accessor Strategic  Alternatives Fund
Accessor Total Return Fund
Accessor Growth Fund
Accessor Value Fund
Accessor Small to Mid Cap Fund
Accessor International Equity Fund
Accessor High Yield Bond Fund
Accessor Intermediate Fixed-Income Fund
Accessor Short-Intermediate Fixed-Income Fund
Accessor Mortgage Securities Fund
Accessor U.S. Government Money Fund
Accessor Limited  Duration U.S. Government Fund
Accessor Aggressive Growth Allocation Fund
Accessor Growth & Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Income & Growth Allocation Fund
Accessor Income Allocation Fund

                                   SCHEDULE B
                                    SERVICES

o Review all collateral fund marketing materials provided to the Distributor by or on behalf of the Fund for compliance with SEC & FINRA advertising rules
o    Conduct FINRA filing of materials
o    Respond to FINRA comments on marketing materials
o    Review and file Internet sites according to FINRA policies
o Provide the Fund with copy of the Distributor's SEC & FINRA Marketing Materials Guidebook
o    Coordinate sub-distribution agreements with broker/dealers on behalf of the
     Fund
o Coordinate operational agreements (e.g. networking agreements, NSCC redemption agreements)
o Coordinate 401(k) agreements and shareholder service agreements with various record-holders


Additional items requested by client:

o Prepare and deliver reports to the Accessor trustees on a regular basis, at least quarterly, showing the expenditures pursuant to each distribution plan and the purposes therefor, as well as any supplemental reports that the trustees may reasonably request.
o Pay a commission to certain service organizations in accordance with the prospectus and statement of additional information.




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